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Exhibit 10.28

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

AMENDMENT TO DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

        This Amendment (the "Amendment") is made effective as of the 10th day of December, 2002 by and between ORTHO-CLINICAL DIAGNOSTICS, INC., a New York corporation ("OCD"), and IMMUNICON CORPORATION, a Delaware corporation, and its subsidiaries (collectively, "Immunicon"), to amend the Development, License and Supply Agreement by and between OCD and Immunicon dated as of August 17, 2000 (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

        WHEREAS, under the Agreement, the parties contemplated, among other things, that Immunicon would supply OCD with Bulk Reagents, which OCD would use to manufacture various finished Cellular Analysis Products; and

        WHEREAS, OCD now desires Immunicon to manufacture and supply OCD with certain finished Cellular Analysis Products for distribution by OCD to end user customers; and

        WHEREAS, Immunicon is willing to manufacture and supply OCD with such finished Cellular Analysis Products, and Immunicon desires OCD to act as distributor of such products;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree to amend the Agreement as follows:

  1.
  During the period that this Amendment is in effect, Immunicon shall manufacture and sell to OCD the finished Cellular Analysis Products listed on Exhibit A attached hereto (the "CellSearch Products"), in the quantities ordered by OCD, in accordance with the specifications set forth on Exhibit B attached hereto (the "CellSearch Specifications"), and otherwise in accordance with the terms and conditions stated in the Agreement, as amended by this Amendment. Immunicon hereby appoints OCD its exclusive worldwide distributor with respect to the CellSearch Products, and OCD hereby accepts such appointment. OCD hereby grants to Immunicon the right to make such products in finished form solely for the purposes contemplated by this Amendment, and OCD hereby agrees that, except as may be further agreed in writing between OCD and Immunicon, it shall distribute and sell the CellSearch Products solely to IMPATH, Inc. ("IMPATH") pursuant to the terms and conditions of the Supply Agreement between OCD, Immunicon and IMPATH made as of December 10, 2002 (the "Supply Agreement"). Notwithstanding the foregoing and anything in the Agreement to the contrary, with respect to all CellSearch Products sold hereunder Immunicon shall have sole responsibility for filling and labeling, release testing, complaint handling, service and support on instrumentation, and post market regulatory activities including but not limited to recalls. For the avoidance of doubt, it is further understood and agreed that no other rights or licenses are granted OCD under this Amendment to any other product, proprietary right or technology of Immunicon, including any product of Immunicon marketed and sold as a CellSearch(R) product, except for the limited rights with respect to the particular CellSearch Products listed on Exhibit A as specifically set forth herein or as may be expressly set forth in the Agreement. Without limiting the generality of the foregoing, this Amendment does not grant OCD any right to use the registered trademark "CellSearch" except in connection with distribution of the particular CellSearch Products as set forth herein, all other rights to such trademark and its use being exclusively reserved by and remaining solely owned by Immunicon Corporation, or its subsidiaries, without any general right of use being granted to OCD hereunder.

  2.
  Promptly upon OCD's receipt from IMPATH of each monthly forecast referred to in Section VI.4 of the Supply Agreement, OCD shall forward such forecast to Immunicon. OCD shall place any binding orders hereunder for CellSearch Products by delivering a purchase order to Immunicon by facsimile, e-mail or any other means agreed to by the parties, at least twenty-one days prior to the desired date of delivery. Immunicon shall ship the CellSearch Products to OCD or such other entities as are designated by OCD in accordance with Section 6.8 of the Agreement. Upon shipment of CellSearch Products under this Amendment, Immunicon shall invoice OCD for the CellSearch Products shipped at the prices set forth on Exhibit A, which invoice shall be due and payable by OCD within sixty days after OCD's receipt thereof. Within sixty days after the end of each calendar quarter, OCD shall remit to Immunicon the excess, if any, of (a) [**]% of the Net Sales recorded by OCD during such calendar quarter for CellSearch Products purchased by OCD hereunder, over (b) the aggregate of the amounts invoiced by Immunicon for such products. The parties agree that [**]% of such Net Sales amount constitutes compensation to Immunicon for the CellSearch Products supplied under this Amendment and for Immunicon's investment in Research in accordance with the Agreement.

  3.
  Immunicon shall mark the CellSearch Products purchased by OCD hereunder with appropriate patent numbers or indicia if commercially practical and when and where Immunicon may reasonably accommodate same, given packaging, printing schedules and other factors, in those countries where such markings have notice value as against infringing persons.

  4.
  OCD shall have the right to terminate this Amendment, in the event the Supply Agreement is terminated pursuant to its terms and conditions, upon thirty days advance written notice to Immunicon. From and after the effective date of such termination, the terms and conditions of this Amendment shall have no further effect on the provisions of the Agreement, which shall thereafter continue in effect unmodified by this Amendment.

  5.
  All business decisions with respect to the CellSearch Products purchased pursuant to this Amendment, including, without limitation, the sale, end user pricing and promotion thereof, shall be within the sole discretion of OCD, except as otherwise expressly provided in the provisions of the Agreement that are listed in paragraph 6 below. Immunicon agrees that OCD's agreement to pay Immunicon the amounts set forth in paragraph 2 above and the rights granted to Immunicon pursuant to paragraph 1 above constitute complete satisfaction of any duty, whether express or implied, which could be imposed upon OCD to commercially exploit its rights under this Amendment and are accepted by Immunicon in lieu of any minimum efforts obligations on the part of OCD except as otherwise expressly provided in the provisions of the Agreement that are listed in paragraph 6 below.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

  6.
  Except as otherwise expressly provided in this Amendment, all provisions of Article 1, Sections 6.7.5, 6.8, 6.9, 6.10, 6.11.2, 6.13, 6.14 and 6.15, and Articles 7 through 10 and Articles 12 through 16 (except for paragraphs 13.8(a), (b) and (c)) of the Agreement shall apply mutatis mutandis to the CellSearch Products and OCD's purchase thereof under this Amendment to the same extent as they would apply to Bulk Reagents or Cellular Analysis Products supplied under the Agreement. Without limiting the generality of the foregoing, (a) Immunicon's indemnification of OCD pursuant to Section 10.2 of the Agreement shall extend to (i) claims of patent infringement or misappropriation or wrongful use of a trade secret or other proprietary right for which OCD indemnifies IMPATH, Inc. and (ii) any other claims against which Immunicon may agree in writing to indemnify the end user of CellSearch Products sold hereunder, and (b) Immunicon warrants to OCD that the CellSearch Products shall (i) comply in all material respects with the CellSearch Specifications and (ii) be manufactured in accordance with Immunicon's internal quality system and all applicable Federal, state and local laws, rules and regulations, including Good Manufacturing Practices (as defined in Federal Register 21 CFR Part 820).

  7.
  Each party hereby makes, as of the date hereof, the representations and warranties made by it in Section 15.1 and 15.2, except that for purposes of this paragraph, all references in such Sections (other than in subsection 15.2.3) to "the Agreement" shall be deemed to be references to this Amendment.

  8.
  For the avoidance of doubt, the parties acknowledge and agree that the CellSearch Products are not intended to be used for analyzing genetic information and therefore Section 6.3 of the Agreement shall not apply to such sales. The parties also agree that references in the Agreement to "first commercial sale" shall not apply to the sale or distribution (whether to OCD or to an end user) of any CellSearch Product purchased by OCD hereunder.

  9.
  Other than as set forth in this Amendment, no provision of the Agreement shall be altered, amended or affected by this Amendment, except as required to give effect to the purposes expressed herein. All provisions of the Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with their terms. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed in that State. This Amendment may be executed and delivered in two or more counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective representatives as of the day and year first written above.

IMMUNICON CORPORATION		ORTHO-CLINICAL DIAGNOSTICS, INC.
By:	/s/ EDWARD L. ERICKSON	By:	/s/ GERARD VAILLANT
Name:	Edward L. Erickson	Name:	Gerard Vaillant
Title:	Chairman, President and CEO	Title:	Chairman

EXHIBIT A

PRODUCTS AND PRICING

Product	Product Number	Unit Price to OCD
CellSearch® Test Kit (package of ten tests) labeled for Investigational Use Only	Immunicon 9501 OCD 95011M	$[**] per package or $[**] per individual test
Control Cells	Immunicon 9504	[**]
System Buffer	Immunicon 7021	[**]
**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

EXHIBIT B

SPECIFICATIONS

Contents of one CellSearch kit:

[**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

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  Exhibit 10.28
AMENDMENT TO DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT
EXHIBIT A PRODUCTS AND PRICING
EXHIBIT B SPECIFICATIONS